EXHIBIT (A)(1)(G)

Form of Email Reminder of August 22, 2003 Expiration Date sent to all Optionholders on August 18, 2003 Attaching a Copy of Amendment No. 1 to Schedule TO

To:

From: Tammy Polanco

Sent: Monday, August 18, 2003

Subject: Reminder — First Virtual Communications Option Exchange Program

The planned deadline for tendering your options for exchange is August 22, 2003, by 5:00 p.m. Pacific Daylight Saving Time.